Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of the 10.750% Argentine Peso-Linked Notes Due 2012 of Banco Macro S.A. of our report dated July 11, 2007 relating to the financial statements of Nuevo Banco Bisel S.A. for the period from August 11, 2006 through December 31, 2006, which appears in Banco Macro S.A.’s Annual Report on Form 20-F for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/ Price Waterhouse & Co., S.R.L.
Buenos Aires, Argentina
August 2, 2007